Exhibit 10.2

[Execution]

SECOND AMENDED AND RESTATED FEE LETTER

November 20, 2024

Siena Lending Group LLC

9 W Broad Street, 5th Floor

Stamford, Connecticut 06902

Re:      Second Amended and Restated Fee Letter

Ladies and Gentlemen:

Reference is made to that certain Loan and Security Agreement dated as of March 13, 2020, as amended by that certain Amendment No. 1 to Loan and Security Agreement dated as of July 21, 2021 (“Amendment No. 1”), by that certain Amendment No. 2 to Loan and Security Agreement (“Amendment No. 2”) dated July 19, 2022, by that certain letter amendment dated as of May 1, 2023 (“Amendment No. 3”) and by that certain Amendment No. 4 to Loan and Security Agreement (“Amendment No. 4”) dated as of the date of this letter (as so amended and as the same may be further modified, amended, amended and restated or supplemented from time to time, the “Loan Agreement”), among Siena Lending Group LLC (“Lender”) and TransAct Technologies Incorporated, a Delaware corporation (“Borrower”), and the other loan party obligors that are party thereto from time to time. Capitalized words used, but not specifically defined, herein shall have the meaning provided for such terms in the Loan Agreement. References herein to “Sections” or “Schedules” shall be to Sections of or Schedules to the Loan Agreement unless otherwise specifically provided. References herein to “paragraphs” shall be to paragraphs of this letter agreement.

In consideration of the willingness of Lender to enter into Amendment No. 4, Borrower agrees to pay to Lender the following fees:

(a)       Amendment Fee. A fee equal to $25,000 (the “Amendment Fee”). The full amount of the Amendment Fee shall be deemed to be fully earned and due and payable in full on the Amendment No. 4 Effective Date.

(b)       Collateral Monitoring Fee. A fee equal to $168,000 (the “Collateral Monitoring Fee”). A portion of the Collateral Monitoring Fee, in an amount equal to $72,000, was fully earned on the Closing Date, a portion of the Collateral Monitoring Fee, in an amount equal to $48,000, was fully earned on the Amendment No. 2 Effective Date, as of the Amendment No. 4 Effective Date $8,000 remains outstanding. A portion of the Collateral Monitoring Fee, in an amount equal to $48,000, shall be deemed fully earned on the Amendment No. 4 Effective Date.

The unpaid balance of the Collateral Monitoring Fee as of the Amendment No. 4 Effective Date, in an amount equal to $56,000, shall continue to paid as follows: (i) equal payments of $2,000 on the first day of each month, commencing with the first day of the calendar month immediately following the Amendment No. 4 Effective Date and (ii) the remaining amount of the Collateral Monitoring Fee (if any) shall be paid in full on the Maturity Date.

(c)       Unused Line Fee. An unused line fee equal to 0.50% per annum of the amount by which (i) the Maximum Revolving Facility Amount, calculated without giving effect to any Reserves, if any, applied to the Maximum Revolving Facility Amount, exceeds (ii) the average daily outstanding principal balance of the Revolving Loans and the Letter of Credit Balance during the immediately preceding month (or part thereof), which each such monthly fee shall be deemed to be fully earned and payable, in arrears, on the first day of each month until the Termination Date.

(d)       Letter of Credit Fees. A fee equal to 1.75% plus the Base Rate per annum of the face amount of each Letter of Credit, which each such fee shall be deemed to be fully earned and payable, in arrears, on the first day of each month until the Termination Date, plus all costs and fees charged from time to time by the issuer, payable as and when such costs and fees are charged.

(e)       Early Payment/Termination Premium. In the event that for any reason (including without limitation as a result of any voluntary or mandatory prepayment of the Loans, any acceleration of the Loans resulting from an Event of Default, any foreclosure and sale of Collateral, or any sale of Collateral in any bankruptcy or insolvency proceeding) (i) all or any portion of Lender’s commitment to make Revolving Loans is terminated prior to the Scheduled Maturity Date, in each case pursuant to Section 1.8(e), Section 7.2 or otherwise, then in each such case, in addition to the payment of the subject principal amount and all unpaid accrued interest and other amounts due thereon, Borrower immediately shall be required to pay to Lender an early payment/termination premium (an “Early Payment/Termination Premium”) (as liquidated damages and compensation for the cost of Lender being prepared to make funds available under the Loan Agreement with respect to such Loans during the scheduled term of the Loan Agreement) in an amount equal to the Applicable Percentage (as defined below) of the amount of any such Revolving Loan commitment termination. With respect to any such event, the “Applicable Percentage” shall be (i) 2.00%, if such event occurs on or before March 31, 2025, (ii) 1.00% if such event occurs on or after April 1, 2025, but on or before March 31, 2026, or (iii) 0% if such event occurs on or after April 1, 2026. Borrower acknowledges and agrees that (x) the provisions of this paragraph shall remain in full force and effect notwithstanding any rescission by Lender of an acceleration with respect to all or any portion of the Obligations pursuant to Section 7.2 or otherwise, (y) payment of any Early Payment/Termination Premium under this paragraph constitutes liquidated damages and not a penalty and (z) the actual amount of damages to Lender or profits lost by Lender as a result of such early payment or termination would be impracticable and extremely difficult to ascertain, and the Early Payment/Termination Premium under this paragraph is provided by mutual agreement of Borrower and Lender as a reasonable estimation and calculation of such lost profits or damages of Borrower and Lender.

(f)       Minimum Loan Balance; Minimum Borrowing Fee.

(i)       Borrower shall not permit the outstanding principal balance of Revolving Loans to be less than $3,000,000 at any time, unless Lender shall have exclusive access to the Blocked Account pursuant to Section 4.1 of the Loan Agreement.

(ii)       If, at any time Lender has exclusive access to the Blocked Account pursuant to Section 4.1 of the Loan Agreement, the outstanding principal balance of Revolving Loans is less than $3,000,000, Borrower shall pay to Lender a minimum borrowing fee (the “Minimum Borrowing Fee”) equal to the excess, if any, of (x) interest which would have been payable in respect of each month if, at all times during such month, the principal balance of the Revolving Loans was equal to $3,000,000 over (y) the actual interest payable in respect of such month on the Revolving Loans, which each such fee shall be deemed to be fully earned as of the last day of each such month and payable on the first day of the first month following the end of such period until the Termination Date.

The fees described in paragraphs (a) through (f) above are referred to herein collectively as the “Fees.” Nothing contained in this letter agreement shall amend, alter or change any of the terms, covenants and provisions contained in the Loan Agreement, including, without limitation, any provision governing the payment of any other fees by Borrower to Lender. The Fees shall be payable in U.S. dollars in immediately available funds to Lender and in accordance with the terms of the Loan Agreement. Once paid, the Fees shall not be refundable under any circumstances.

This letter agreement is a Loan Document and is the “Fee Letter” referred to in the Loan Agreement. This letter agreement amends and restates that certain Amended and Restated Fee Letter dated July 19, 2022, made by Borrower in favor of the Lender (the “July 2022 Fee Letter”); provided, however, that no fees previously earned by Lender and no fees previously paid by Borrower pursuant to the July 2022 Fee Letter shall be subject to refund for any reason and this letter agreement does not relieve the Borrower from its obligation to pay any fees owing, but unpaid, as of the Amendment No. 4 Effective Date.

It is understood and agreed that this letter agreement shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only under the Loan Agreement in accordance with its terms. This letter agreement is binding upon Borrower and Lender and may not be amended or any provision hereof waived or modified, except by an instrument in writing signed by Lender and Borrower. This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Lender is entitled to rely on this letter agreement in connection with the Loan Agreement. Borrower shall reimburse Lender for all reasonable costs and expenses, including reasonable attorneys’ fees and court costs, incurred in connection with the collection or enforcement of any terms of this letter agreement. Any signature delivered by a party by facsimile, email or other form of electronic transmission (including, without limitation, DocuSign) shall be effective as delivery of a manually executed counterpart of this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Any right to trial by jury with respect to any claim or action arising out of this letter agreement or conduct in connection with this letter agreement is hereby waived. The provisions of this letter agreement shall survive the expiration or termination of the Loan Agreement (including any extensions thereof).

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Very truly yours,

TRANSACT TECHNOLOGIES INCORPORATED

	By:	/s/ Steven A. DeMartino
Name: Steven A. DeMartino
Its: President, Chief Financial Officer, Treasurer and Secretary

Second Amended and Restated Fee Letter

Acknowledged and agreed:

SIENA LENDING GROUP LLC,

By:	/s/ Steven Sanicola
Name: Steven Sanicola
Title: Authorized Signatory

By:	/s/ Keith Holler
Name: Keith Holler
Title: Authorized Signatory

Second Amended and Restated Fee Letter